EXHIBIT 99.1

News Release

NYSE:	BVC
Web Site:	www.bayviewcapital.com
Contact:	John Okubo
(650) 312-7393

FOR IMMEDIATE RELEASE

May 27, 2004

BAY VIEW CAPITAL CORPORATION TO REDEEM CAPITAL SECURITIES
AND PAY CASH DISTRIBUTION ON COMMON STOCK

     San Mateo, California - Bay View Capital Corporation (the “Company”) announced today that Bay View Capital I, its wholly owned subsidiary, will redeem $22,000,000 of its 9.76% Cumulative Capital Securities (NYSE: BVS) (the “Capital Securities”), representing all of its outstanding Capital Securities.

     The redemption date for the Capital Securities will be June 30, 2004 at a price equal to 100% of the $25.00 par value of each Capital Security. The current quarterly distribution on the Capital Securities, in the amount of $0.61 per Capital Security, will be paid on June 30, 2004 to holders of record as of June 29, 2004.

     The Company also announced that on June 30, 2004 it will pay a cash distribution of $0.25 per share on its outstanding common stock as of the record date for the distribution, which will be June 16, 2004. The NYSE will defer the ex-dividend date to one day following the payment date. As a result, common stockholders who sell their shares after the record date, and through the payment date, also will be selling their right to receive the dividend. Stockholders are encouraged to consult with their financial advisors regarding the specific implications of the deferral of the ex-dividend date.

     The cash distribution will be taxed as a dividend to the extent of the Company’s current or accumulated earnings and profits, with any excess being treated first as a return of capital to the extent of any remaining cost basis in the stock, then as a capital gain. The amount taxable as a dividend will be included in Form 1099 information returns, which will be provided after December 31, 2004.

     Bay View Capital Corporation is a financial services company headquartered in San Mateo, California and is listed on the NYSE: BVC. For more information, visit www.bayviewcapital.com.